Exhibit 99.1

Public Relations Contact Bob Wientzen Quantum Corp. (720) 201-8125 bob.wientzen@quantum.com	Investor Relations Contact Rob Fink FNK IR (646) 809-4048 rob@fnkir.com

Quantum Amends Credit Facilities
Secures Holiday Period for Financial Covenants and Additional Liquidity

SAN JOSE, Calif. - June 16, 2020 - Quantum Corporation (NASDAQ: QMCO) today announced that it has agreed to amend its revolving and term loan credit facilities, securing an additional $20 million in incremental liquidity and negotiating more flexible loan terms and conditions. The facilities, which expire December 27, 2023, can be used to finance working capital and other general corporate purposes.
Among other terms, the amended credit facilities provide a holiday period for certain financial covenants through March 31, 2021 and the term loan credit facility contains a more favorable equity claw back feature. The terms of the 2020 term loan credit agreement as amended are substantially similar to the terms of the existing term loan, including in relation to maturity, security and pricing. As of May 31, 2020, borrowings outstanding under the amended term loan were $165.2 million and $9.5 million under the amended revolving credit facility.
"In response to addressing the financial pressures from COVID-19 on our business, these agreements underscore confidence from our lenders and provides us with increased access to capital and incremental flexibility to manage our balance sheet in a manner that is strategically aligned with the on-going rationalization of our business and changing macroenvironment conditions,” commented Mike Dodson, Quantum’s Chief Financial Officer. “With the support of our lenders, we now have the required flexibility with our financial covenants as we continue to rationalize our cost structure and shift our focus to higher-value, higher-margin sales opportunities aligned with our customers’ needs.”
In addition to customary closing and amendment fees, Quantum issued 3.4 million warrants with a strike price of $3.00 to its term loan lenders. Additional details regarding the facility are set forth in the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 16, 2020.

About Quantum
Quantum technology and services help customers capture, create and share digital content - and preserve and protect it for decades. With solutions built for every stage of the data lifecycle, Quantum's platforms provide the fastest performance for high-resolution video, images, and industrial IoT. That's why the world's leading entertainment companies, sports franchises, researchers, government agencies, enterprises, and cloud providers are making the world happier, safer, and smarter on Quantum. See how at www.quantum.com.

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Forward-Looking Statements
This press release contains “forward-looking” statements. Quantum advises caution in reliance on forward-looking statements. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Quantum Corporation and its consolidated subsidiaries (“Quantum”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding the anticipated impact of the amendments to Quantum’s debt agreements, including Quantum’s increased access to capital and incremental flexibility to manage its balance sheet in a manner that is strategically aligned with the on-going rationalization of its business and changing macroenvironment conditions, and statements that indicate that Quantum now has the required flexibility with its financial covenants as it continues to rationalize its cost structure and shift its focus to higher-value, higher-margin sales opportunities aligned with its customers’ needs. Risks, uncertainties and assumptions include public health requirements in response to the outbreak of COVID-19 and the impact on the Company’s business and operations, which is evolving and beyond the Company’s control, the ability of Quantum to continue to comply with its financial covenants and other terms in its debt agreements and to execute on its business plans and objectives, the timing of customer orders and product shipments; members of the Company’s management team or a significant number of its global employee base becoming ill with COVID-19; changes in government regulations and mandates to address COVID-19 that may adversely impact Quantum’s ability to continue to operate without disruption; a significant decline in global macroeconomic conditions that have an adverse impact on the Company’s business and financial results; challenges to the Company’s infrastructure because of the number of employees working from remote locations, a cyberattack or other issues associated with remote connectivity; business interruptions related to the Company’s supply chain; the Company’s ability to manage its business and expenses if customers cancel or delay orders; and other risks that are described herein, including but not limited to the items discussed in “Risk Factors” in Quantum’s filings with the Securities and Exchange Commission, including its Form 10-K filed with the Securities and Exchange Committee on August 6, 2019. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.